AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                                                                      Exhibit 11

          SCHEDULE SETTING FORTH THE COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in thousands, except per share data)

                                                           12/31/96                  12/31/95                12/31/94
                                                       ----------------          ----------------        ----------------
Weighted average number of shares outstanding:
  4% Preferred......................................       196                       204                     211
  6-1/2% Preferred..................................     1,028                     1,094                   1,144
  Class A...........................................    20,780                    20,678                  20,039
  Common............................................     2,769                     3,000                   3,000
                                                       =======                   =======                 =======
Weighted average number of shares
 outstanding assuming conversion of
  preferred stock into Class A shares:
  Class A...........................................    24,844    89.97%          24,980    89.28%        24,526    89.10%
  Common............................................     2,769    10.03            3,000    10.72          3,000    10.90
                                                       -------   ------          -------   ------        -------   ------
                                                        27,613   100.00%          27,980   100.00%        27,526   100.00%
                                                       =======   ======          =======   ======        =======   ======

(Loss) income from continuing operations             $  (7,360)                 $  6,481                $  6,365
 (Loss) income from discontinued
  operations........................................    (2,892)                   (4,315)                    969
                                                     ---------                  --------                --------
  Net (loss)income.................................. $ (10,252)                 $  2,166                $  7,334
                                                     =========                  ========                ========
Allocation of net (loss)income on the
basis of the respective dividend rights of
the above classes of stock, pro-rata:
  Class A...........................................  $ (9,224)   89.97%         $ 1,934    89.28%      $  6,535    89.10%
  Common............................................    (1,028)   10.03              232    10.72            799    10.90
                                                      --------   ------          -------   ------       --------   ------
                                                      $(10,252)  100.00%         $ 2,166   100.00%      $  7,334   100.00%
                                                      ========   ======          =======   ======       ========   ======
(Loss) earnings per Class A share:
 (Loss) earnings from continuing
  operations                                             $(.27)                     $.23                    $.23
 (Loss) earnings from discontinued
  operations                                              (.10)                     (.15)                    .04
                                                     ---------                  --------                --------
(Loss) earnings per Class A share...................     $(.37)                     $.08                    $.27
                                                     =========                  ========                ========


                                     E-114